Exhibit 99.1

Excerpts from the Preliminary Prospectus Supplement of MGM Growth Properties LLC, dated September 5, 2017

CERTAIN OPERATIONAL AND NON-U.S. GAAP FINANCIAL MEASURES OF MGP

Pro forma Funds From Operations (“FFO”) is a financial measure that is not prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a supplement to U.S. GAAP measures for the real estate industry. We define pro forma FFO as pro forma net income (computed in accordance with U.S. GAAP), excluding pro forma gains and losses from sales or disposals of real property (presented as property transactions, net), plus real estate depreciation, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”).

We define pro forma Adjusted Funds From Operations (“AFFO”) as pro forma FFO as adjusted for pro forma amortization and write-off of financing costs and cash flow hedge amortization, the net amortization of the above market lease, non-cash compensation expense, acquisition-related expenses, the provision for income taxes, and the net effect of straight-line rent, ground lease and amortization of deferred revenue.

We define pro forma Adjusted EBITDA as pro forma net income (computed in accordance with U.S. GAAP) as adjusted for pro forma gains and losses from sales or disposals of real property (presented as property transactions, net), pro forma real estate depreciation, interest income, interest expense (including amortization of financing costs and cash flow hedge amortization), write-off of financing costs, the net amortization of the above market lease, non-cash compensation expense, acquisition-related expenses, the provision for income taxes, and the net effect of straight-line rent, ground lease and amortization of deferred revenue.

Pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA are supplemental performance measures that have not been prepared in conformity with U.S. GAAP that management believes are useful to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Pro forma Adjusted EBITDA is useful to investors to further supplement pro forma FFO and pro forma AFFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, the Company adjusts pro forma AFFO and pro forma Adjusted EBITDA for acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom.

Pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to pro forma net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA as presented may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

Please see “Prospectus Supplement Summary—Summary Historical Condensed Combined and Consolidated Financial Statements and Pro Forma Financial Information—Reconciliation of Pro Forma Net Income to Pro Forma FFO, AFFO and Adjusted EBITDA” for a reconciliation of our pro forma net income to pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA.

A subsidiary (the “Tenant”) of MGM Resorts International (“MGM”) is currently the sole lessee under our master lease agreement (the “Master Lease”), and MGM guarantees the Tenant’s performance and payments under the Master Lease. In order to evaluate the business results of casino resorts, MGM monitors their net revenues and Adjusted Property EBITDA. MGM uses Adjusted Property EBITDA as the primary performance measure for its reportable segments. Adjusted EBITDA is a measure defined as earnings before interest and other non-operating income

(expense), taxes, depreciation and amortization, preopening and start-up expenses and property transactions, net. Adjusted Property EBITDA is a measure defined as Adjusted EBITDA before corporate expense and stock compensation expense related to MGM’s and MGP’s stock option plan, not allocated to each casino resort. Adjusted EBITDA or Adjusted Property EBITDA should not be construed as an alternative to operating income or net income as an indicator of MGM’s performance; an alternative to cash flows from operating activities, a measure of liquidity; or as any other measure determined in accordance with U.S. GAAP. MGM has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA or Adjusted Property EBITDA. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA or Adjusted Property EBITDA information may calculate Adjusted EBITDA or Adjusted Property EBITDA in a different manner.

Please see Annex I of this prospectus supplement for a reconciliation of MGM’s Adjusted EBITDA and Adjusted Property EBITDA to net income (loss) and MGM’s operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA, all as reported by MGM.

SUMMARY

Overview of the Proposed MGM National Harbor Transaction

The Master Lease provides us with a right of first offer with respect to MGM National Harbor in Maryland, which commenced operations on December 8, 2016, and MGM’s development property located in Springfield, Massachusetts (collectively, the “ROFO Properties”), which we may exercise upon MGM’s election to sell these properties. Pursuant to this right under the Master Lease, MGM has notified us of its election to sell the real estate assets related to MGM National Harbor, primarily comprising its interest in the underlying ground lease and related buildings and improvements (the “MGM National Harbor assets”), and has offered us the right to purchase the MGM National Harbor assets.

We intend to acquire the MGM National Harbor assets pursuant to a master transaction agreement (the “Master Transaction Agreement”) dated September 5, 2017 among MGP, MGM, MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), the MGP Lessor, LLC, a wholly owned subsidiary of the Operating Partnership (the “Lordlord”), the Tenant and MGM National Harbor, LLC (“MGM National Harbor”), for an aggregate purchase price of $1,187.5 million, in a series of transactions (collectively, the “MGM National Harbor Transaction”) through which MGM National Harbor, a subsidiary of MGM, will assign the MGM National Harbor assets to the Operating Partnership in exchange for a combination of $462.5 million in cash, the issuance of limited partner interests in the Operating Partnership (“Operating Partnership units”) by the Operating Partnership to MGM National Harbor (with an aggregate value of $300.0 million based on a price per unit equal to the most recent closing price of the Company’s Class A shares on the New York Stock Exchange (“NYSE”) prior to the Company’s announcement of the MGM National Harbor Transaction), and the assumption by the Operating Partnership of $425.0 million of secured debt representing the term loan debt outstanding under MGM National Harbor’s credit agreement (the “MGM National Harbor term loan”).

We intend to use the proceeds of this offering, together with proceeds from the incurrence of additional indebtedness, which may include debt from capital markets offerings or borrowings under our existing revolving credit facility (the “Revolving Credit Facility”), and cash on hand, to pay the cash consideration for the MGM National Harbor assets and to repay the $425 million of debt to be assumed by the Operating Partnership from MGM National Harbor. We intend to opportunistically access the debt capital markets to fund a portion of the cash consideration for the MGM National Harbor assets, but, absent such a capital markets financing, expect to draw on our Revolving Credit Facility in connection with the closing of the MGM National Harbor Transaction to fund a portion of the cash consideration, and, in the future, raise long-term debt financing to refinance any amounts drawn under the Revolving Credit Facility, subject to market and other conditions. To the extent that we refinance amounts outstanding under the Revolving Credit Facility with fixed-rate long-term debt financing, we anticipate that such fixed-rate debt financing would bear interest at a higher rate than our current variable interest rate debt obligations, including the Revolving Credit Facility.

Upon the completion of the proposed MGM National Harbor Transaction, it is anticipated that the Master Lease will be amended to add MGM National Harbor. As a result, it is expected that the initial annual rent amount under the Master Lease will increase by $95.0 million to $756.7 million (including the effect of the first rent escalator under the Master Lease that went into effect on April 1, 2017), prorated for the remainder of the lease year. Of the $95.0 million increase, 90% will be allocated to the “base rent” component of the Master Lease (the “Base Rent”) and 10% will be allocated to the “percentage rent” component of the Master Lease (the “Percentage Rent”), resulting in a Base Rent of $682.2 million and a Percentage Rent of $74.5 million following the completion of the MGM National Harbor Transaction. The initial term of the Master Lease with respect to MGM National Harbor will be the period from the closing date of the MGM National Harbor Transaction until the last day of the calendar month that is eighty-two (82) months after that date, and may be renewed thereafter at the option of the Tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the Master Lease or the next renewal term (depending on whether MGM elects to renew the other properties under the Master Lease in connection with the expiration of the initial ten-year term), after which the term of the Master Lease with respect to MGM National Harbor will be the same as the term of the Master Lease with respect to the other properties currently under the Master Lease. If MGM does not renew the lease with respect to MGM National Harbor after the initial term, MGM would lose the right to renew the Master Lease with respect to the rest of the properties when the initial ten-year lease term related to the rest of the properties ends in 2026.

Closing of the MGM National Harbor Transaction is subject to customary closing conditions, including regulatory approvals, and there can be no assurance that the MGM National Harbor Transaction will occur on or before a certain time, on the terms described herein, or at all. The closing of this offering is not conditioned upon the completion of the MGM National Harbor Transaction, and the closing of the MGM National Harbor Transaction is not conditioned upon the completion of this offering.

SUMMARY HISTORICAL CONDENSED COMBINED AND CONSOLIDATED STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

We are primarily engaged in the real property business. Currently, our portfolio consists of properties that were previously owned by subsidiaries of MGM and were contributed to us by subsidiaries of MGM in connection with the Formation Transactions and the Borgata Transaction. The Landlord leases all of the properties to the Tenant under the Master Lease.

The MGM National Harbor Transaction, pursuant to which the MGM National Harbor assets will be assigned from a subsidiary of MGM to the Landlord, a subsidiary of the Operating Partnership, is considered to be between legal entities under common control and has been accounted for under the common control subsections of Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the common control subsections of ASC 805, such assets are recorded by MGP on the same basis as that established by MGM. Any difference between the basis of the real estate assets contributed by MGM and the purchase price consideration paid by MGP is recorded as an adjustment to equity.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2017 presents the condensed consolidated balance sheet of MGP and gives effect to the MGM National Harbor Transaction and this offering as if they had occurred on June 30, 2017. The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2016 and unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2017 present the condensed combined and consolidated statements of operations of MGP, and gives effect to the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and this offering as if they had occurred on January 1, 2016.

The unaudited pro forma condensed combined and consolidated financial information in the following tables is provided for informational purposes only and should be read in conjunction with “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information” and our combined and consolidated financial statements and related condensed notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	(Historical)					(Pro forma)(1)
	For the year ended December 31,			For the six months ended June 30,		(Formation Transactions and Borgata Transaction)	(Formation Transactions, Borgata Transaction, MGM National Harbor Transaction and this offering)		(MGM National Harbor Transaction and this offering)
						For the year ended December 31, 2016	For the year ended December 31, 2016		For the six months ended June 30, 2017
(in thousands)	2014	2015	2016	2016	2017
				(unaudited)		(unaudited)
Statement of Operations Data:
Revenues
Rental revenue	$—	$—	$419,239	$101,253	$326,354	$652,718	$748,115		$374,053
Tenant reimbursements and other	—	—	48,309	9,650	42,001	68,730	83,248		55,897

Total revenues	—	—	467,548	110,903	368,355	721,448	831,363		429,950

Expenses
Depreciation	186,262	196,816	220,667	104,600	121,911	243,398	281,134		140,779
Property transactions, net	—	6,665	4,684	1,209	17,442	4,684	4,684		17,442
Property taxes	48,346	48,122	65,120	26,541	41,129	68,650	68,997		47,940
Property insurance	11,634	10,351	2,943	2,943	—	—	—		—
Amortization of above-market lease, net	—	—	286	—	343	684	684		343
Acquisition-related expenses	—	—	10,178	599	—	—	—		—
General and administrative	—	—	9,896	3,789	5,341	10,263	25,883		13,151

Total expenses	246,242	261,954	313,774	139,681	186,166	327,679	381,382		219,655

Operating income (loss)	(246,242)	(261,954)	153,774	(28,778)	182,189	393,769	449,981		210,295
Non-operating income (expense)
Interest income	—	—	774	—	1,559	774	774		1,559
Interest expense	—	—	(116,212)	(29,475)	(89,454)	(176,015)	(189,552)		(96,051)
Other non-operating	—	—	(726)	(72)	(1,312)	(726)	(726)		(1,312)

Total non-operating income (expense)	—	—	(116,164)	(29,547)	(89,207)	(175,967)	(189,504)		(95,804)

Income (loss) before income taxes	(246,242)	(261,954)	37,610	(58,325)	92,982	217,802	260,477		114,491
Provision for income taxes	—	—	(2,264)	—	(2,415)	(6,371)	(6,371)		(2,415)

Net income (loss)	(246,242)	(261,954)	35,346	(58,325)	90,567	211,431	254,106		112,076
Less: Net (income) loss attributable to noncontrolling interest	246,242	261,954	(5,408)	65,278	(68,539)	(159,864)	(185,945	)(2)	(82,116)

Net income attributable to Class A shareholders	$—	$—	$29,938	$6,953	$22,028	$51,567	$68,161		$29,960

(1)	See “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”
(2)	Reflects the issuance by the Operating Partnership of Operating Partnership units in connection with the MGM National Harbor Transaction in an aggregate value of $300.0 million, with an assumed price per unit of Operating Partnership units equal to the last reported sale price of MGP’s Class A shares on the NYSE on September 1, 2017. The actual number of Operating Partnership units to be issued by the Operating Partnership in connection with the MGM National Harbor Transaction will be based on a price per unit equal to the most recent closing price of the Company’s Class A shares on the NYSE prior to the Company’s announcement of the MGM National Harbor Transaction. See Note 1(a) in “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information” for additional details.

	(Historical)					(Pro forma)
						(MGM National Harbor Transaction and this offering)
	December 31,			June 30,		June 30,
(in thousands)	2014	2015	2016	2016	2017	2017
				(unaudited)
Balance Sheet Data:
Assets
Real estate investments, net	$7,867,812	$7,793,639	$9,079,678	$7,847,707	$8,957,622	$10,097,641
Cash and cash equivalents	—	—	360,492	338,034	376,842	176,842
Tenant and other receivables, net	—	—	9,503	4,273	4,166	4,166
Prepaid expenses and other assets	—	—	10,906	10,993	8,819	8,819
Above market lease, asset	—	—	46,161		45,374	45,374

Total assets	$7,867,812	$7,793,639	$9,506,740	$8,201,007	$9,392,823	$10,332,842

Liabilities
Debt, net	$—	$—	$3,621,942	$3,134,791	$3,601,214	$3,971,009
Due to MGM Resorts International and affiliates	—	—	166	465	233	233
Accounts payable, accrued expenses and other liabilities	—	—	10,478	6,228	8,829	8,829
Above market lease, liability	—	—	47,957	—	47,513	47,513
Accrued interest	—	—	26,137	11,888	17,580	17,580
Dividend payable	—	—	94,109	56,720	95,995	95,995
Deferred revenue	—	—	72,322	20,889	88,747	88,747
Deferred income taxes, net	1,740,465	1,734,680	25,368	—	25,368	25,368

Total liabilities	1,740,465	1,734,680	3,898,479	3,230,981	3,885,479	4,255,274
Shareholders’ equity(1)
Class A shares	—	—	—	—	—	—
Additional paid-in capital	—	—	1,363,130	1,334,290	1,370,370	1,673,612
Accumulated deficit	—	—	(29,758)	(8,181)	(56,914)	(75,914)
Accumulated other comprehensive income (loss)	—	—	445		(680)	(680)
Predecessor net Parent investment	6,127,347	6,058,959	—	—	—	—

Total Class A shareholders’ equity	6,127,347	6,058,959	1,333,817	1,326,109	1,312,776	1,597,018
Noncontrolling interest	—	—	4,274,444	3,643,917	4,194,568	4,480,550

Total shareholders’ equity	6,127,347	6,058,959	5,608,261	4,970,026	5,507,344	6,077,568

Total liabilities and shareholders’ equity	$7,867,812	$7,793,639	$9,506,740	$8,201,007	$9,392,823	$10,332,842

(1)	Pro forma amounts reflect the issuance by the Operating Partnership of Operating Partnership units in connection with the MGM National Harbor Transaction in an aggregate value of $300.0 million, with an assumed price per unit of Operating Partnership units equal to the last reported sale price of MGP’s Class A shares on the NYSE on September 1, 2017. The actual number of Operating Partnership units to be issued by the Operating Partnership in connection with the MGM National Harbor Transaction will be based on a price per unit equal to the most recent closing price of the Company’s Class A shares on the NYSE prior to the Company’s announcement of the MGM National Harbor Transaction. See Note 1(a) in “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information” for additional details.

Reconciliation of Pro Forma Net Income to Pro Forma FFO, AFFO and Adjusted EBITDA

Pro forma FFO is a financial measure that is not prepared in conformity with U.S. GAAP and is considered a supplement to U.S. GAAP measures for the real estate industry. We define pro forma FFO as net income (computed in accordance with U.S. GAAP), excluding pro forma gains and losses from sales or disposals of real property (presented as property transactions, net), plus real estate depreciation, as defined by NAREIT.

We define pro forma AFFO as pro forma FFO as adjusted for pro forma amortization and write-off of financing costs and cash flow hedge amortization, the net amortization of the above market lease, non-cash compensation expense, acquisition-related expenses, the provision for income taxes and the net effect of straight-line rent, ground lease and amortization of deferred revenue.

We define pro forma Adjusted EBITDA as pro forma net income (computed in accordance with U.S. GAAP) as adjusted for pro forma gains and losses from sales or disposals of real property (presented as property transactions, net), real estate depreciation, interest income, interest expense (including amortization of financing costs and cash flow hedge amortization), write-off of financing costs, the net amortization of the above market lease, non-cash compensation expense, acquisition-related expenses, the provision for income taxes and the net effect of straight-line rent, ground lease and amortization of deferred revenue.

Pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA are supplemental performance measures that have not been prepared in conformity with U.S. GAAP that management believes are useful to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Pro forma Adjusted EBITDA is useful to investors to further supplement pro forma AFFO and pro forma FFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, the Company adjusts pro forma AFFO and pro forma Adjusted EBITDA for acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom.

Pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to pro forma net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA as presented may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

The following reconciles pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA to pro forma net income (in thousands):

	Pro Forma
	(Formation Transactions, Borgata Transaction, MGM National Harbor Transaction and this offering)	(MGM National Harbor Transaction and this offering)
	For the year ended December 31, 2016	For the six months ended June 30, 2017
	(unaudited)
Net income	$254,106	$112,076
Depreciation	281,134	140,779
Property transactions, net	4,684	17,442

FFO	539,924	270,297
Amortization and write-off of financing costs and cash flow hedge amortization	10,174	6,508
Non-cash compensation expense	877	550
Net effect of straight-line rent, ground lease and deferred revenue amortization	(1,746)	2,079
Acquisition-related expenses	—	—
Amortization of above market lease, net	684	343
Provision for income taxes	6,371	2,415

AFFO	556,284	282,192
Interest income	(774)	(1,559)
Interest expense	189,552	96,051
Amortization of financing costs and cash flow hedge amortization	(10,174)	(5,710)

Adjusted EBITDA	$734,888	$370,974

RISK FACTORS

Risks Related to the MGM National Harbor Transaction

The Tenant may choose not to renew the Master Lease or seek to renegotiate the terms of the Master Lease at each renewal term, including at the end of the initial term of the Master Lease with respect to MGM National Harbor.

The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter, solely at the option of the Tenant. At the expiration of the initial lease term or of any additional renewal term thereafter, the Tenant may choose not to renew the Master Lease or seek to renegotiate the terms of the Master Lease.

Furthermore, upon the completion of the proposed MGM National Harbor Transaction, it is anticipated that the Master Lease will be amended to add MGM National Harbor, and the initial term of the Master Lease with respect to MGM National Harbor will be the period from the closing date of the MGM National Harbor Transaction until the last day of the calendar month that is eighty-two (82) months after that date. Thereafter, the initial term of the Master Lease with respect to MGM National Harbor may be renewed at the option of the Tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the Master Lease or the next renewal term (depending on whether MGM elects to renew the other properties under the Master Lease in connection with the expiration of the initial ten-year term). If, however, the Tenant chooses not to renew the lease with respect to MGM National Harbor after the initial MGM National Harbor term under the Master Lease, the Tenant would also lose the right to renew the Master Lease with respect to the rest of the properties when the initial ten-year lease term related to the rest of the properties ends in 2026.

If the Master Lease expires without renewal, or the terms of the Master Lease are modified in a way which is adverse to us, our results of operations and our ability to maintain previous levels of distributions to unitholders and shareholders may be adversely affected.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

MGP is a publicly traded controlled REIT, primarily engaged in the real property business, which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resorts, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail. MGP conducts its operations through the Operating Partnership, a limited partnership formed in Delaware on January 6, 2016.

On April 25, 2016, MGM engaged in the Formation Transactions, in which certain subsidiaries of MGM transferred the IPO Properties to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Operating Partnership pursuant to a Master Contribution Agreement in exchange for Operating Partnership units. These subsidiaries subsequently underwent a series of restructuring transactions resulting in the Operating Partnership owning 100% of the equity in MGP Lessor Holdings, LLC (“Holdings”) and Holdings owning 100% of the equity in the Landlord. In connection with the Formation Transactions, the Landlord leased the IPO Properties to the Tenant under the Master Lease. For periods prior to April 25, 2016, the financial statements of MGP represent the IPO Properties which have been determined to be MGP’s predecessor for accounting purposes.

On May 31, 2016, MGM entered into a definitive agreement to acquire Boyd Gaming’s ownership interest in Borgata and completed the acquisition of Borgata on August 1, 2016. Pursuant to a master transaction agreement by and between MGM, MGP, the Operating Partnership, the Landlord and the Tenant, concurrently with the acquisition, MGM transferred all of Borgata’s real estate assets to the Landlord in the Borgata Transaction. A subsidiary of MGM operates Borgata.

The Master Lease provides MGP with a right of first offer with respect to MGM National Harbor in Maryland, which commenced operations on December 8, 2016, and MGM’s development property located in Springfield, Massachusetts, which may be exercised upon MGM’s election to sell these properties. Pursuant to this right under the Master Lease, MGM has notified MGP of its election to assign the MGM National Harbor assets and offered MGP the right to purchase the MGM National Harbor assets.

MGP intends to acquire the MGM National Harbor assets in the MGM National Harbor Transaction pursuant to which MGM National Harbor, a subsidiary of MGM, will assign the MGM National Harbor assets to the Operating Partnership in exchange for a combination of cash, the assumption of certain debt from MGM National Harbor and the issuance of Operating Partnership units by the Operating Partnership to MGM National Harbor. MGP intends to fund the acquisition, in part, with net proceeds from the issuance and sale of Class A shares of approximately $336.7 million (assuming the sale of 11,500,000 Class A shares by us at the last reported sale price of our Class A shares on the NYSE on September 1, 2017).

The MGM National Harbor Transaction, in which the MGM National Harbor assets will be assigned from a subsidiary of MGM to the Landlord is considered to be between legal entities under common control and has been accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, such assets are recorded by MGP on the same basis as that established by MGM. Any difference between the basis of the real estate assets contributed by MGM and the purchase price consideration paid by MGP is recorded as an adjustment to equity.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X to reflect the effects of the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and this offering on MGP’s financial statements. Such information is based on certain assumptions that management currently believes are directly attributable to these transactions, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on MGP’s consolidated results.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2017 presents the condensed consolidated balance sheet of MGP and gives effect to the MGM National Harbor Transaction and this offering as if they had occurred on June 30, 2017. The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2016 and unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2017 present the condensed combined and consolidated statements of operations of MGP, giving effect to the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and this offering as if they had occurred on January 1, 2016. The unaudited pro forma condensed combined and consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined and consolidated financial information. In addition, the unaudited pro forma condensed combined and consolidated financial information was based on, and should be read in conjunction with, the following historical financial statements and accompanying notes:

•	separate condensed combined and consolidated financial statements of MGP as of, and for the six months ended, June 30, 2017, and the related notes contained in MGP’s and the Operating Partnership’s Combined Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on August 8, 2017; and

•	separate combined and consolidated financial statements of MGP as of, and for the year ended, December 31, 2016, and the related notes contained in MGP’s and the Operating Partnership’s Combined Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 6, 2017.

The unaudited pro forma condensed combined and consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed combined and consolidated financial information does not purport to represent what MGP’s results of operations or financial condition would have been had the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and this offering had actually occurred on the dates indicated and does not purport to project MGP’s results of operations or financial condition for any future period or as of any future date. In addition, the unaudited pro forma condensed combined and consolidated financial information has not been adjusted to reflect any matters not directly attributable to implementing the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and this offering. No adjustment, therefore, has been made for actions that may be taken once the transactions closed, such as any of MGP’s integration plans related to National Harbor. As a result, the actual amounts recorded in the consolidated financial statements of MGP may differ from the amounts reflected in the unaudited pro forma condensed combined and consolidated financial information, and the differences may be material.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2017

(in thousands)

	MGP (Historical)	Pro Forma Adjustments (MGM National Harbor Transaction and this Offering) (a)	MGP (Pro Forma)
Assets
Real estate investments, net	$8,957,622	$1,140,019	$10,097,641
Cash and cash equivalents	376,842	(200,000)	176,842
Tenant and other receivables, net	4,166	—	4,166
Prepaid expenses and other assets	8,819	—	8,819
Above market lease, asset	45,374	—	45,374

Total assets	$9,392,823	$940,019	$10,332,842

Liabilities
Debt, net	$3,601,214	$369,795	$3,971,009
Due to MGM Resorts International and affiliates	233	—	233
Accounts payable, accrued expenses and other liabilities	8,829	—	8,829
Above market lease, liability	47,513	—	47,513
Accrued interest	17,580	—	17,580
Dividend payable	95,995	—	95,995
Deferred revenue	88,747	—	88,747
Deferred income taxes, net	25,368	—	25,368

Total liabilities	3,885,479	369,795	4,255,274
Commitments and contingencies
Shareholders’ equity
Class A shares	—	—	—
Additional paid-in capital	1,370,370	303,242	1,673,612
Accumulated deficit	(56,914)	(19,000)	(75,914)
Accumulated other comprehensive income (loss)	(680)	—	(680)

Total Class A shareholders’ equity	1,312,776	284,242	1,597,018
Noncontrolling interest	4,194,568	285,982	4,480,550

Total shareholders’ equity	5,507,344	570,224	6,077,568

Total liabilities and shareholders’ equity	$9,392,823	$940,019	$10,332,842

Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

For the Year Ended December 31, 2016

(in thousands except share and per share amounts)

	MGP (Historical)	Pro Forma Adjustments (Formation Transactions) (1/1/2016- 4/25/2016)		Pro Forma Adjustment (Borgata Transaction) (1/1/2016- 8/1/2016)		MGP (Pro Forma Adjusted for Formation Transactions and Borgata Transaction)	Pro Forma Adjustment (MGM National Harbor Transaction and this Offering)		MGP (Pro Forma Combined)
Revenues
Rental revenue	$419,239	$174,897	(aa)	$58,582	(aa)	$652,718	$95,397	(kk)	$748,115
Tenant reimbursements and other	48,309	16,891	(bb)	3,530	(bb)	68,730	14,518	(ll)(mm)	83,248

	467,548	191,788		62,112		721,448	109,915		831,363

Expenses
Depreciation	220,667	—		22,731	(cc)	243,398	37,736	(nn)	281,134
Property transactions, net	4,684	—		—		4,684	—		4,684
Property taxes	65,120	—		3,530	(bb)	68,650	347	(ll)	68,997
Property insurance	2,943	(2,943)	(dd)	—		—	—		—
Amortization of above market lease, net	286	—		398	(ee)	684	—		684
Acquisition-related expenses	10,178	—		(10,178)	(ff)	—	—		—
General and administrative	9,896	367	(gg)	—		10,263	15,620	(mm)	25,883

	313,774	(2,576)		16,481		327,679	53,703		381,382

Operating income (loss)	153,774	194,364		45,631		393,769	56,212		449,981
Non-operating income (expense)
Interest income	774	—		—		774	—		774
Interest expense	(116,212)	(53,663)	(hh)	(6,140)	(hh)	(176,015)	(13,537)	(oo)	(189,552)
Other non-operating	(726)	—		—		(726)	—		(726)

	(116,164)	(53,663)		(6,140)		(175,967)	(13,537)		(189,504)

Income (loss) before income taxes	37,610	140,701		39,491		217,802	42,675		260,477
Provision for income taxes	(2,264)	—		(4,107)	(ii)	(6,371)	—		(6,371)

Net income (loss)	35,346	140,701		35,384		211,431	42,675		254,106
Less: Net (income) loss attributable to noncontrolling interest	(5,408)	(123,666)	(jj)	(30,790)	(jj)	(159,864)	(26,081)	(pp)	(185,945)

Net income attributable to Class A shareholders	$29,938	$17,035		$4,594		$51,567	$16,594		$68,161

Weighted average Class A shares outstanding:
Basic	57,502,158					57,502,158	11,500,000	(qq)	69,002,158
Diluted	57,751,489					57,751,489	11,500,000	(qq)	69,251,489
Per Class A share data
Net income per Class A share (basic)	$0.52					$0.90			$0.99

Net income per Class A share (diluted)	$0.52					$0.89			$0.98

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2017

(in thousands except share and per share amounts)

	MGP (Historical)	Pro Forma Adjustments (MGM National Harbor Transaction and this Offering)		MGP (Pro Forma Combined)
Revenues
Rental revenue	$326,354	$47,699	(kk)	$374,053
Tenant reimbursements and other	42,001	13,896	(ll)(mm)	55,897

	368,355	61,595		429,950

Expenses
Depreciation	121,911	18,868	(nn)	140,779
Property transactions, net	17,442	—		17,442
Property taxes	41,129	6,811	(ll)	47,940
Property insurance	—	—		—
Amortization of above market lease, net	343	—		343
Acquisition-related expenses	—	—		—
General and administrative	5,341	7,810	(mm)	13,151

	186,166	33,489		219,655

Operating income (loss)	182,189	28,106		210,295
Non-operating income (expense)
Interest income	1,559	—		1,559
Interest expense	(89,454)	(6,597)	(oo)	(96,051)
Other non-operating	(1,312)	—		(1,312)

	(89,207)	(6,597)		(95,804)

Income (loss) before income taxes	92,982	21,509		114,491
Provision for income taxes	(2,415)	—		(2,415)

Net income (loss)	90,567	21,509		112,076
Less: Net (income) loss attributable to noncontrolling interest	(68,539)	(13,577)	(pp)	(82,116)

Net income attributable to Class A shareholders	$22,028	$7,932		$29,960

Weighted average Class A shares outstanding:
Basic	57,596,223	11,500,000	(qq)	69,096,223
Diluted	57,818,511	11,500,000	(qq)	69,318,511

Per Class A share data
Net income per Class A share (basic)	$0.38			$0.43

Net income per Class A share (diluted)	$0.38			$0.43

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

Note 1—Balance Sheet Pro Forma Adjustments

Pro Forma Adjustments—MGM National Harbor Transaction and this Offering:

(a) The MGM National Harbor Transaction is accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, such assets are recorded by MGP on the same basis as that established by MGM. As of June 30, 2017, the company estimates the net carrying value of the MGM National Harbor assets was $1.14 billion, solely comprising the estimated net carrying value of the buildings and improvements at MGM National Harbor including accumulated depreciation of $22.0 million. The land at MGM National Harbor is subject to a ground lease and not included in the estimate of the net carrying value of the MGM National Harbor assets.

MGP intends to purchase from MGM all of MGM National Harbor’s interest in the MGM National Harbor assets for consideration of approximately $1,187.5 million consisting of (i) cash consideration of $462.5 million, (ii) the assumption of MGM National Harbor’s $425.0 million term loan facility and (iii) the issuance of Operating Partnership units to a subsidiary of MGM with an aggregate value of $300.0 million based on a price per unit equal to the most recent closing price of the Company’s Class A shares on the NYSE prior to the Company’s announcement of the MGM National Harbor Transaction. The difference between the basis of the real estate assets contributed by MGM and the purchase consideration is recorded as an adjustment to equity.

Cash consideration and transaction expenses directly attributable to the transaction, as well as the repayment of the $425.0 million MGM National Harbor term loan facility upon its assumption by the Operating Partnership, will be funded with a combination of $200.0 million of cash on hand, approximately $336.7 million in net proceeds from this offering and $369.8 million of proceeds from the Operating Partnership’s Revolving Credit Facility. The Revolving Credit Facility bears interest at LIBOR plus 2.25% to 2.75%.

MGP expects to receive net proceeds of $336.7 million from the issuance and sale of Class A shares in this offering, which represents the expected gross proceeds of this offering, net of $16.0 million in offering costs (assuming the sale of 11,500,000 Class A shares by us at the last reported sale price of MGP’s Class A shares on the NYSE on September 1, 2017 and assuming that the underwriters do not exercise any of their overallotment option to purchase additional Class A shares). If the amount of the net proceeds received in this offering is less than $336.7 million, MGP expects to use additional cash or proceeds from the Revolving Credit Facility to fund the difference. MGP will use the proceeds from the sale of Class A shares in this offering to purchase an equal number of Operating Partnership units issued by the Operating Partnership.

MGP expects to incur approximately $19.0 million of expenses directly attributable to the MGM National Harbor Transaction. Such expenses were not recognized in the unaudited pro forma condensed combined and consolidated statements of operations as they are not expected to have a continuing effect.

Cash and cash equivalents includes the following cash inflows and cash outflows (in thousands):

Sources		Uses
Proceeds from this offering	$352,705	Cash consideration paid	$462,500
Proceeds from the Revolving Credit Facility	369,795	Repayment of the MGM National Harbor term loan	425,000
Cash on hand	200,000	Offering costs and expenses	16,000
		Transaction costs—MGM National Harbor Transaction	19,000

	$922,500		$922,500

Immediately following the MGM National Harbor Transaction and this offering, certain of MGM’s operating and other subsidiaries are expected to own 195,143,681 of the 264,307,830 total Operating Partnership units, entitling MGM to 73.8% of the economic interest in the Operating Partnership. Assuming a price per unit of Operating Partnership units expected to be issued in connection with the MGM National Harbor Transaction based on the last reported sale price of MGP’s Class A shares on the NYSE on September 1, 2017, 9,781,545 Operating Partnership units would be issued. A 5% increase or decrease in the last reported sale price of MGP’s Class A shares would result in 465,788 fewer or 514,818 additional Operating Partnership units, respectively, being issued in connection with the MGM National Harbor Transaction.

Note 2—Statement of Operations Pro Forma Adjustments

Pro Forma Adjustments—Formation Transactions and Borgata Transaction:

(aa) Represents rental income associated with the rent from the Master Lease. Base rent under the Master Lease includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of the Tenant collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease as determined in accordance with accounting principles generally accepted in the United States, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenues. The first 2.0% fixed annual rent escalator went into effect on April 1, 2017. Because the unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2016 gives effect to the Formation Transactions and Borgata Transaction as if they had occurred on January 1, 2016, the effect of this escalator is not reflected, as it would not have occurred until January 1, 2017. The unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2017 includes the effect of this escalator within the historical results of MGP. Percentage rent under the Master Lease is initially a fixed amount for approximately the first six years of the Master Lease and will then be adjusted every five years based on the average actual annual net revenues from the leased properties subject to the Master Lease at such time (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs) for the trailing five-calendar-year period. Base rent and percentage rent under the Master Lease known at the lease commencement date is recorded on a straight-line basis over the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as such renewal terms have been determined to be reasonably assured.

As a result of the consummation of the Borgata Transaction, the initial annual rent under the Master Lease increased by $100.0 million, prorated for the remainder of the lease year, $90.0 million of which relates to base rent under the Master Lease and the remaining $10.0 million of which relates to percentage rent under the Master Lease. Following the closing of the Borgata Transaction and through April 1, 2017, base rent under the Master Lease was $585.0 million and percentage rent under the Master Lease was $65.0 million.

For the year ended December 31, 2016, pro forma rental revenue recognized, as adjusted for the Formation Transactions and Borgata Transaction, is $652.7 million compared to total lease payments due under the Master Lease of $650.0 million. The difference of $2.7 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

(bb) Represents revenue for the property taxes paid by the Tenant under the Master Lease with an offsetting expense recorded in operating expenses, as the Landlord is the primary obligor.

(cc) Depreciation amounts were determined based on management’s evaluation of the estimated remaining useful lives of the real estate assets of the Borgata. The values allocated to buildings, building improvements, land improvements, fixtures and integral equipment are depreciated on a straight-line basis using an estimated useful life. In utilizing these useful lives for determining the pro forma adjustments, management considered the length of time the property had been in existence, the maintenance history and anticipated future maintenance.

(dd) Represents the elimination of property insurance expense, which is paid directly by the Tenant under the terms of the Master Lease.

(ee) Represents the net effect of the amortization of the unfavorable lease liability related to certain ground leases expiring in 2070, which were assigned to the Landlord in connection with the Borgata Transaction, and under which the Landlord is the primary obligor, as well as the favorable lease asset representing future favorable lease reimbursements from the Tenant to the Landlord under the Master Lease, which extends through 2046.

(ff) Represents the elimination of nonrecurring transaction costs incurred during the year ended December 31, 2016 of $10.2 million that are directly related to the acquisition of Borgata and included in the historical results of MGP.

(gg) Represents expense related to the base salary and annual equity awards pursuant to the employment agreements with MGP’s Chief Executive Officer and Chief Financial Officer.

(hh) Represents interest expense related to borrowings that were incurred by the Operating Partnership in connection with the Formation Transactions and the Borgata Transaction, including the amortization of debt issuance costs. It is estimated that a one-eighth percentage change in the annual interest rates on the Operating Partnership’s variable rate obligations (including its Revolving Credit Facility, which bears interest at LIBOR plus 2.25% to 2.75%) would change interest expense related to these borrowings by $3.0 million for the year ended December 31, 2016.

(ii) The Landlord is required to join in the filing of a New Jersey consolidated corporation business tax return under the New Jersey Casino Control Act and include in such return its income and expenses associated with its New Jersey assets and is thus subject to an entity level tax in New Jersey. Although the consolidated New Jersey return also includes MGM and certain of its subsidiaries, MGP is required to record New Jersey state income taxes in its consolidated financial statements as if the Landlord was taxed for state purposes on a stand-alone basis. MGP and MGM have entered into a tax sharing agreement providing for an allocation of taxes due in the consolidated New Jersey return. Pursuant to this agreement, the Landlord will only be responsible for New Jersey taxes on any gain that may be realized upon a future sale of the New Jersey assets resulting solely from an appreciation in value of such assets over their value on the date they were contributed to the Landlord by a subsidiary of MGM. MGM is responsible for all other taxes reported in the New Jersey consolidated return. The provision for current taxes and the deferred tax liability in MGP’s consolidated financial statements are attributable to noncontrolling interest since the payment of such taxes are the responsibility of MGM.

(jj) Following the Formation Transactions and the Borgata Transaction, certain of MGM’s operating and other subsidiaries owned 185,362,136 of the 242,862,136 total Operating Partnership units, entitling MGM to 76.3% of the economic interest in the Operating Partnership.

Pro Forma Adjustments—MGM National Harbor Transaction and this Offering:

(kk) As a result of the consummation of the MGM National Harbor Transaction, the annual rent under the Master Lease increased by $95.0 million, prorated for the remainder of the second lease year, $85.5 million of which relates to base rent under the Master Lease and the remaining $9.5 million of which relates to percentage rent under the Master Lease. For pro forma purposes, the Master Lease amendment related to the MGM National Harbor Transaction is reflected as if it were effective beginning on January 1, 2016 at the beginning of the initial lease year and subject to the fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). On a pro forma basis giving effect to the MGM National Harbor Transaction, base rent under the Master Lease for the initial lease year would have been $670.5 million and percentage rent under the Master Lease for the initial lease year would have been $74.5 million.

For the year ended December 31, 2016, additional pro forma rental revenue recognized related to the MGM National Harbor Transaction is $95.4 million compared to total related lease payments due under the Master Lease of $95.0 million. The difference of $0.4 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

For the six months ended June 30, 2017, additional pro forma rental revenue recognized related to the MGM National Harbor Transaction is $47.7 million compared to total related lease payments due under the Master Lease of $48.4 million. The difference of $0.7 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

(ll) Represents revenue for the additional property taxes paid by the Tenant under the Master Lease related to the MGM National Harbor assets with an offsetting expense recorded in operating expenses, as the Landlord is the primary obligor.

(mm) The land on which National Harbor was developed is subject to a ground lease, which is expected to be assigned to the Operating Partnership in connection with the MGM National Harbor Transaction. Rent payments pursuant to this ground lease will be reimbursed by the Tenant under the Master Lease over its related term, which extends through 2046. Reflects the straight-line ground lease expense through the end of the ground lease term, as well as the straight-line reimbursement revenue through 2046 in tenant reimbursements and other, as the Landlord is the primary obligor.

(nn) Represents the depreciation expense directly associated with the assignment of the MGM National Harbor assets to the Operating Partnership. The MGM National Harbor assets assigned pursuant to the MGM National Harbor Transaction will be recorded at the historical cost as the MGM National Harbor Transaction does not result in a change in control of the assets.

(oo) Represents additional interest expense related to amounts to be drawn on the Revolving Credit Facility to fund the MGM National Harbor Transaction. The Revolving Credit Facility bears interest at LIBOR plus 2.25% to 2.75%. It is estimated that a one-eighth percentage change in the annual interest rates of the Revolving Credit Facility would change interest expense related to these borrowings by $0.5 million for the year ended December 31, 2016 and $0.2 million for the six months ended June 30, 2017. To the extent that MGP refinances amounts outstanding under the Revolving Credit Facility with fixed-rate long-term debt financing, MGP anticipates that such fixed-rate debt financing would bear interest at a higher rate than its current variable interest rate debt obligations, including the Revolving Credit Facility.

(pp) Following the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and this offering, certain of MGM’s operating and other subsidiaries owned 195,143,681, of the 264,307,830 total Operating Partnership units, entitling MGM to 73.8% of the economic interest in the Operating Partnership based on the last reported sale price of MGP’s Class A shares on the NYSE on September 1, 2017.

(qq) Pro forma earnings per common share are based on historical MGP weighted average Class A shares outstanding, adjusted to assume the Class A shares estimated to be issued by MGP in this offering were outstanding for the entire periods presented.

ANNEX II

CALCULATION OF MGM HISTORICAL CORPORATE RENT COVERAGE RATIO(1)

The following table presents the formulation used to calculate MGM’s historical corporate rent coverage ratio.

	Year ended December 31,
	2008	2009	2010	2011	2012	2013	2014	2015	2016(2)
	(unaudited, in thousands)
Adjusted EBITDA related to:
Domestic resorts	$1,901,031	$1,343,562	$1,165,413	$1,298,116	$1,325,220	$1,442,686	$1,518,307	$1,689,966	$2,063,016
Management and other operations	16,894	18,322	(12,158)	287	9,947	25,777	35,984	37,419	13,000
Corporate (excluding stock-based compensation)	(95,862)	(131,142)	(109,911)	(156,086)	(215,757)	(200,708)	(220,664)	(254,104)	(283,727)

	$1,822,063	$1,230,742	$1,043,344	$1,142,317	$1,119,410	$1,267,755	$1,333,627	$1,473,281	$1,792,289

Corporate Rent Coverage Ratio excluding dividends and distributions received by MGM	3.3x	2.2x	1.9x	2.1x	2.0x	2.3x	2.4x	2.7x	3.0x
Dividends and distributions received by MGM(3):
CityCenter	—	—	—	—	—	—	—	200,000	540,000
MGM China	—	—	192,355	30,513	203,886	312,225	389,739	304,159	52,902
Grand Victoria	41,125	33,750	33,500	30,000	22,000	16,275	15,450	16,850	14,250
Borgata	19,579	60,136	113,422	—	—	—	—	14,094	2,654

	$60,704	$93,886	$339,277	$60,513	$225,886	$328,500	$405,189	$535,103	$609,806

	$1,882,767	$1,324,628	$1,382,621	$1,202,830	$1,345,296	$1,596,255	$1,738,816	$2,008,384	$2,402,095

Corporate Rent Coverage Ratio	3.4x	2.4x	2.5x	2.2x	2.4x	2.9x	3.2x	3.7x	4.1x

(1)	MGM’s historical corporate rent coverage ratio is calculated by dividing (a) the sum of Adjusted EBITDA as reported by MGM related to domestic resorts, management and other operations, and corporate (excluding stock-based compensation), plus dividends and distributions received by MGM from CityCenter, Borgata, Grand Victoria and MGM China, by (b) either (i) for all periods up to and including the year ended December 31, 2015, year one rent under the Master Lease of $550.0 million, or (ii) for the year ended December 31, 2016, rent under the Master Lease of $591.7 million, which reflects year one rent under the Master Lease of $550.0 million prorated for the period prior to the Borgata Transaction, and $650.0 million prorated for the remainder of the lease year following the closing of the Borgata Transaction on August 1, 2016.

(2)	The numerator to the calculation of MGM’s historical corporate rent coverage ratio for the year ended December 31, 2016 shown above includes Adjusted EBITDA with respect to MGM National Harbor following its opening on December 8, 2016 and Adjusted EBITDA with respect to Borgata following its acquisition on August 1, 2016. However, the denominator to the calculation of the ratio shown above does not reflect what the rent would have been under the Master Lease had MGM National Harbor been subject to the Master Lease following its opening on December 8, 2016. In addition, the ratio shown above does not reflect what the historical corporate rent coverage ratio would have been had Borgata and MGM National Harbor been included in MGM’s operating results (and, in the case of MGM National Harbor, had it been fully stabilized) and had such properties been subject to the Master Lease for the entire period presented. On August 1, 2016, Borgata was added to the existing Master Lease between the Landlord and the Tenant. As a result, the initial annual rent amount under the Master Lease increased by $100.0 million to $650.0 million, prorated for the remainder of the first lease year. Furthermore, upon the completion of the proposed MGM National Harbor Transaction, it is anticipated that the Master Lease will be amended to add MGM National Harbor, increasing the annual rent amount under the Master Lease by $95.0 million to $756.7 million, prorated for the remainder of the lease year.

The calculation of MGM’s historical corporate rent coverage ratio shown above does not include the impact of the MGM National Harbor Transaction. MGM National Harbor had operating income of $28.6 million and Adjusted Property EBITDA of $69.1 million for the six months ended June 30, 2017. Management currently anticipates that the corporate rent coverage ratio for the year ending December 31, 2017 will be negatively impacted as a result of the contractual rent escalator in the Master Lease that went into effect on April 1, 2017 and the expected $95.0 million increase in annual rent under the Master Lease following the MGM National Harbor Transaction.

(3)	The numerator to the calculation of MGM’s historical corporate rent coverage ratio includes $60.7 million, $93.9 million, $339.3 million, $60.5 million, $225.9 million, $328.5 million, $405.2 million, $535.1 million and $609.8 million of special and ordinary dividends and other cash distributions actually received by MGM from CityCenter, Borgata, Grand Victoria and MGM China for the years ended December 31, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and 2016, respectively. Dividends and distributions are made at the discretion of each relevant entity’s board of directors or similar body, and depend on several factors, including financial position, results of operations, cash flows, capital requirements, debt covenants, and applicable law, among others. Accordingly, historical dividends and distributions may not be indicative of future dividends or distributions and should not be relied upon as an indicator of MGM’s historical corporate rent coverage ratio for future periods. In addition, as described in note (1) above, Borgata was acquired by MGM on August 1, 2016. The historic dividends and distributions related to Borgata have not been adjusted as a result of the Borgata Transaction.

A-1